MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

    This Management's Discussion and Analysis presents the financial condition, results of operations and certain forward-looking information about Duke Power Company and its subsidiaries. On November 25, 1996, the Company and PanEnergy Corp announced a proposed stock-for-stock merger. Unless otherwise indicated, all information presented herein relates to Duke Power Company only and does not take into account the proposed merger with PanEnergy. (For additional information on the proposed merger, see "Current Issues-Proposed Merger with PanEnergy Corp.")



                            RESULTS OF OPERATIONS


                           EARNINGS AND DIVIDENDS


    Earnings per share increased 4 percent from $3.25 in 1995 to $3.37 in 1996. The increase was primarily due to electric customer growth.

    Earnings per share increased from $2.88 in 1994 to $3.37 in 1996, indicating an average annual growth rate of 8 percent. Total Company earned return on average common equity was 14.2 percent in 1996 compared to 14.3 percent in 1995 and 13.3 percent in 1994.

    The Company continued its practice of annually increasing the common stock dividend. Common dividends per share increased at an average annual rate of 4 percent from $1.92 in 1994 to $2.08 in 1996. Indicated annual dividends per share increased to $2.12.


                            REVENUES AND SALES


    Operating revenues increased at an average annual rate of 3 percent from 1994 to 1996, primarily because of growth in the residential and general service customer classes and increased retail kilowatt-hour sales to weather-sensitive customer classes. As discussed below, increased retail sales were partially offset by decreased sales to wholesale customers. A South Carolina retail rate reduction also decreased revenues in 1996. (For additional information on the South Carolina rate reduction, see "Liquidity and Resources-Duke Power Company Rate Matters.") Revenues from subsidiaries and diversified operations contributed $162 million to the increase in revenues over the three-year period, primarily from increased engineering service fees and developed lot and land sales.

    Wholesale revenues declined in 1996 as a result of the retention of significantly larger portions of ownership entitlement by the other joint owners of the Catawba Nuclear Station. This increased retention reduces the joint owners' supplemental requirements supplied by the Company. The effect on earnings of such wholesale revenue declines is partially offset by declines in purchased power costs from the other joint owners which are not subject to levelization. (For additional information on Catawba joint ownership, see Note 3, "Notes to the Consolidated Financial Statements.")

    Kilowatt-hour sales from Duke Power electric operations were flat from 1995 to 1996. Sales to residential, general service, and other industrial customers increased by 7 percent, 6 percent and 2 percent, respectively, as a result of colder winter weather and continued economic growth in Duke Power's service area. However, sales to textile customers decreased 5 percent, due to a weaker demand for textile goods. Wholesale sales decreased 16 percent primarily due to a decrease of 24 percent in supplemental sales requirements to the other joint owners of the Catawba Nuclear Station.


                            OPERATING EXPENSES


    From 1995 to 1996, other operation and maintenance expenses increased 7 percent. Increased activities of subsidiaries and diversified operations contributed to this increase. Distribution maintenance expenses also increased, primarily because of restoration costs associated with a February ice storm and Hurricane Fran.

    Other operation and maintenance expenses increased at an average annual rate of 6 percent from 1994 to 1996. Increased activities of the subsidiaries and diversified operations associated with engineering services contributed to this increase.

    Fuel expense increased at an average annual rate of 4 percent from 1994 to 1996. The increase was due primarily to higher system production requirements and higher levels of fossil generation as a percentage of total generation. These increases were partially offset by lower fossil fuel costs.

    Net interchange and purchased power expenses decreased from $553 million in 1994 to $379 million in 1996, an average annual decrease of 17 percent. This decrease was primarily the result of lower purchased power costs from the other joint owners not subject to levelization as the other joint owners retained significantly larger portions of their ownership entitlement, and lower levelized costs as a result of the substantial completion of the recovery of such costs from South Carolina customers.

    From 1994 to 1996, depreciation and amortization expense increased at an average annual rate of 3 percent, primarily due to increased depreciation associated with additional investments. These investments were primarily associated with distribution plant, including investment to support customer growth, and the completion of the Lincoln Combustion Turbine Station. (For additional information on the Lincoln Combustion Turbine Station, see "Capital Needs-Meeting Future Power Needs.")


                         INTEREST EXPENSE AND OTHER INCOME


    Interest expense increased at an average annual rate of 2 percent from 1994 to 1996, primarily due to long-term debt financing activities in 1994.

    Allowance for funds used during construction (AFUDC) and other deferred returns, net of associated taxes, represented 11 percent of earnings for common stock in 1996 compared to 13 percent in 1994. AFUDC and other deferred returns are expected to be less than 11 percent of total earnings during the next three years.

    The deferred return, net of associated taxes, on the purchased capacity levelization deferral related to the joint ownership of the Catawba Nuclear Station represented 7 percent of earnings for common stock in 1996, 1995 and 1994. The cumulative deferred purchased capacity balance began to decline in 1996 and will continue to decline in 1997. (For additional information on purchased capacity levelization, see "Capital Needs-Purchased Capacity Levelization.")

    AFUDC, net of associated taxes, represented 3 percent of earnings for common stock in 1996 compared to 5 percent in 1995 and 6 percent in 1994. The changes were primarily the result of the construction and subsequent commercial operation of the Lincoln Combustion Turbine Station as 12 units were brought on-line in 1995 and the remaining 4 units were brought on-line during the first quarter of 1996. (For additional information on the Lincoln Combustion Turbine Station, see "Capital Needs-Meeting Future Power Needs.")



                            LIQUIDITY AND RESOURCES


                        DUKE POWER COMPANY RATE MATTERS


    Duke Power Company's most recent general rate increase requests in the North Carolina and South Carolina retail jurisdictions were filed and approved in 1991. Additionally, Duke Power has a bulk power sales agreement with Carolina Power & Light Company (CP&L) to provide CP&L 400 megawatts of capacity as well as associated energy when needed for a six-year period which began July 1, 1993. Electric rates in all of Duke Power's regulatory jurisdictions were reduced by adjustment riders to reflect capacity revenues received from this CP&L bulk power sales agreement.

    The Public Service Commission of South Carolina (PSCSC), on May 7, 1996, ordered a rate reduction in the form of a decrement rider of 0.432 cents per kilowatt-hour, or an average of approximately 8 percent, affecting South Carolina retail customers. South Carolina retail sales represent approximately 30 percent of the Company's total retail sales. The rate reduction was reflected on bills rendered on or after June 1, 1996. This net decrement rider reflects an interim true-up decrement adjustment associated with the levelization of Catawba Nuclear Station purchased capacity costs and an interim true-up increment associated with amortization of the demand-side management deferral account. The rate adjustment was made because, in the South Carolina retail jurisdiction, cumulative levelized revenues associated with the recovery of Catawba purchased capacity costs had exceeded purchased capacity payments and accrual of deferred returns, and certain demand-side costs had exceeded the level reflected in rates.


    Certain of the Company's wholesale customers, excluding the other Catawba joint owners, initiated proceedings in 1995 before the Federal Energy Regulatory Commission (FERC) concerning rate matters. The Company and nine of its eleven wholesale customers entered into a settlement in July 1996 which reduced the customers' rates by approximately 9 percent and renewed their contracts with the Company through the year 2000. Both of the customers that did not enter into the settlement have signed agreements to purchase energy from other suppliers beginning in 1997. The eleven wholesale customers involved in this matter accounted for less than 2 percent of the Company's overall electric revenues during 1996. The two customers that have signed agreements with other suppliers accounted for less than 0.5 percent of the Company's 1996 overall electric revenues. (For additional information about sales to wholesale customers, see "Current Issues-Competition.")


                            CATAWBA SETTLEMENTS


    The Company and North Carolina Municipal Power Agency Number 1 (NCMPA) and Piedmont Municipal Power Agency (PMPA), two of the four other joint owners of the Catawba Nuclear Station, entered into a settlement in 1995 which resolved outstanding issues related to how certain calculations affecting bills under the Catawba joint ownership contractual agreements should be performed. The settlement was approved by the North Carolina Utilities Commission (NCUC) on January 16, 1996, and the PSCSC on January 23, 1996. As part of the settlement, the Company agreed to purchase additional megawatts (MW) of Catawba capacity during the period 1996 through 1999 and remove certain restrictions related to sales of surplus energy by these two joint owners. The additional capacity purchases are 215 MW in 1996, 165 MW in 1997, 120 MW in 1998 and 100 MW in 1999. The Company expects to recover the costs associated with this settlement as part of the purchased capacity levelization, consistent with prior orders of the retail regulatory commissions. Therefore, the Company believes these matters should not have a material adverse effect on its results of operations or its financial position.

    The Company and all four of the other joint owners of the Catawba Nuclear Station entered into settlement agreements in 1994 which resolved all issues in contention in arbitration proceedings related to the Catawba joint ownership contractual agreements. The basic contention in each proceeding was that certain calculations affecting bills under these agreements should be performed differently. These items are covered by the agreements between the Company and the other Catawba joint owners, which previously have been approved by the Company's retail regulatory commissions. (For additional information on Catawba joint ownership, see Note 3, "Notes to the Consolidated Financial Statements.") In 1994, the Company settled its cumulative net obligation through 1993 of approximately $205 million related to these settlement agreements. Billings for 1994 and later years conform to the settlement agreements, which were approved by the Company's retail regulatory commissions.

    Because the Company expects the costs associated with these settlements to be recovered as part of the purchased capacity levelization, which has been approved by the Company's retail regulatory commissions, the Company included approximately $205 million as an increase to "Purchased capacity costs" on its Consolidated Balance Sheets in 1994. Therefore, the Company believes these matters should not have a material adverse effect on its results of operations or its financial position.





                         CASH FROM OPERATIONS

    Consolidated net cash provided by operating activities in 1996 accounted for 97 percent of total cash from operating, financing and investing activities compared with 81 percent in 1995 and 67 percent in 1994. When 1996 stock repurchase activities are excluded, cash generated from operating activities exceeded the Company's capital needs. (For additional information on the stock repurchase program, see Note 6, "Notes to the Consolidated Financial Statements.")




                    FINANCING AND INVESTING ACTIVITIES

    The Company's consolidated capital structure at year-end 1996, including subsidiary long-term debt, was 54 percent common equity, 39 percent long-term debt and 7 percent preferred stock. This structure is consistent with the Company's target to maintain a double-A credit rating. As of December 31, 1996, Duke Power's bonds were rated "AA" by Fitch Investors Service and Duff & Phelps, "Aa2" by Moody's Investors Service and "AA-" by Standard & Poor's Group. As a result of the announcement of the proposed merger with PanEnergy Corp, the Company has been placed on credit review by the rating agencies. (For additional information on the proposed merger, see "Current Issues-Proposed Merger with PanEnergy Corp.")

    The Company had total credit facilities of $694.9 million and $669.9 million as of December 31, 1996 and 1995, respectively. The Company had unused credit facilities of $474.4 million and $440.6 million as of December 31, 1996 and 1995, respectively.

    During July 1996, the Company began purchasing shares of its common stock. The Company has repurchased approximately 3.3 million shares of common stock for $159 million as of December 31, 1996. (For additional information on the stock repurchase program, see Note 6, "Notes to the Consolidated Financial Statements.") In 1995, the Company issued $178 million of long-term debt, of which $72 million was used to retire higher cost long-term debt. The Company also retired $96 million of preferred stock and $80 million of long-term debt in 1995. In 1994, the Company issued $407 million in debt, primarily First and Refunding Mortgage Bonds.

    The Company has authority to issue up to $1 billion aggregate principal amount of debt securities under a shelf registration statement filed with the Securities and Exchange Commission (SEC). Such debt securities may be issued as First and Refunding Mortgage Bonds, Senior Notes, or Subordinated Debentures.

    In order to obtain variable rate financing at an attractive cost, the Company entered into interest rate swap agreements associated with the November 1994 issuance of $200 million aggregate principal amount of its First and Refunding Mortgage Bonds 8% Series B due 1999 and the August 1995 issuance of $100 million aggregate principal amount of its First and Refunding Mortgage Bonds 7 1/2% Series B due 2025. The interest rate swaps are reset quarterly based upon the three-month London Interbank Offered Rate (LIBOR). As a result of the interest rate swap contracts, interest expense is recognized at the weighted average rate for the year tied to the LIBOR rate. The weighted average rates at December 31, 1996, 1995 and 1994 were 5.64%, 6.14% and 5.95%, respectively, for the 8% Series B due 1999. The weighted average rates at December 31, 1996 and 1995 were 6.69% and 7.06%, respectively, for the 7 1/2% Series B due 2025.

    Duke Energy Group, Inc. entered into a hedge transaction in 1995 to offset currency fluctuations between the U.S. dollar and the Chilean peso associated with expected equity contributions to an affiliate in 1995, 1996 and 1997.
The hedge transaction has a notional amount of approximately $4.4 million at December 31, 1996. Duke Energy Group, Inc. records any realized gains or losses associated with the hedge as an adjustment to investments in affiliates.

    Duke/Louis Dreyfus (D/LD) enters into various derivative financial instruments involving future settlement. These transactions include exchange-traded futures and options and over-the-counter swaps and options for commodities, primarily natural gas and electricity. D/LD's derivative financial instruments are used for trading and marketing activities. These instruments are accounted for at market value and the related unrealized gains and losses are recognized in income. D/LD utilizes various risk management procedures to monitor its exposure and minimize counterparty risk.

    Duke Power's embedded cost of long-term debt, excluding debt of subsidiaries, was 7.95 percent for 1996 compared to 7.94 percent in 1995 and 7.98 percent in 1994. The embedded cost of preferred stock was 6.99 percent in 1996 compared to 7.06 percent in 1995 and 6.99 percent in 1994. The increase in the embedded cost of long-term debt from 1995 to 1996 is primarily the result of maturing lower cost debt. The decrease in the embedded cost of preferred stock from 1995 to 1996 reflects the impact of decreased adjustable dividend rates on a certain series of preferred stock.

                        FIXED CHARGES COVERAGE

Consolidated fixed charges coverage using the SEC method was 5.07 times for 1996 compared to 4.94 and 4.72 times for 1995 and 1994, respectively. The increase is primarily a result of higher earnings. Consolidated fixed charges coverage, excluding AFUDC and other deferred returns, was 4.69 times for 1996 compared with 4.52 for 1995 and 4.32 for 1994 and the Company goal of 3.5 times. The increase in coverage is primarily the result of higher earnings, excluding AFUDC and other deferred returns.



                                  CAPITAL NEEDS

                       PROPERTY ADDITIONS AND RETIREMENTS

    Additions to property and nuclear fuel of $720 million and retirements of $396 million resulted in an increase in gross plant of $324 million in 1996.

    Since January 1, 1994, additions to property and nuclear fuel of $4 billion and retirements of $2.5 billion have resulted in an increase in gross plant of $1.5 billion.


                            CONSTRUCTION EXPENDITURES

    Plant construction costs for generating facilities supporting Duke Power electric operations, including AFUDC, decreased from $309 million in 1994 to $164 million in 1996, primarily because of the completion of the Lincoln Combustion Turbine Station. (For more information, see "Capital Needs-Meeting Future Power Needs.") Construction costs for distribution plant, including AFUDC, increased from $203 million in 1994 to $227 million in 1996.

    Projected construction and nuclear fuel costs for Duke Power's electric operations, both including AFUDC, are $2.6 billion and $716 million, respectively, for 1997 through 2001. These construction expenditures are primarily for distribution and production-related activities representing $1.3 billion and $864 million, respectively. These projections are subject to periodic reviews and revisions. Actual construction and nuclear fuel costs and capital expenditures incurred may vary from such estimates. Cost variances are due to various factors, including revised load estimates, environmental matters and cost and availability of capital.

    Projected capital expenditures of subsidiaries and diversified activities are $1.5 billion for 1997 through 2001, of which a significant portion is real estate and power project development. These projections are subject to periodic reviews and revisions and may vary significantly as business plans evolve to meet the opportunities presented by their markets.

    For 1997 through 2001, the Company anticipates substantially funding its projected construction and capital expenditures through the internal generation of funds.


                       PURCHASED CAPACITY LEVELIZATION

    The rates established in Duke Power's electric retail jurisdictions permit recovery of its investment in both units of the Catawba Nuclear Station and the costs associated with contractual purchases of capacity from the other joint owners of the Catawba Nuclear Station. The contracts relating to the sales of portions of the station obligate the Company to purchase a declining amount of capacity from the other joint owners. In the North Carolina retail jurisdiction, regulatory treatment of these contracts provides revenue for recovery of the capital costs and the fixed operating and maintenance costs of purchased capacity on a levelized basis. In the South Carolina retail jurisdiction, revenues have been provided for the recovery of the capital costs of purchased capacity on a levelized basis, while current rates include recovery of fixed operating and maintenance expenses.

    Such rate treatments require the Company to fund portions of the purchased capacity payments until these costs, including returns, are recovered at a later date. The Company recovers the accumulated costs and returns when the sum of the declining purchased capacity payments and accrual of returns for the current period drop below the levelized revenues. During 1996, in the North Carolina retail jurisdiction and the wholesale jurisdiction regulated by the Federal Energy Regulatory Commission (FERC), annual levelized revenues exceeded purchased capacity payments and the accrual of deferred returns for the first time. In the South Carolina retail jurisdiction, cumulative levelized revenues have exceeded purchased capacity payments and accrual of deferred returns. The PSCSC, on May 7, 1996, ordered a rate reduction in the form of a decrement rider for an interim true-up adjustment. (For additional information on the South Carolina rate reduction, see "Liquidity and Resources-Duke Power Company Rate Matters.") Jurisdictional levelizations are intended to recover total costs, including returns, and are subject to adjustments, including final true-ups.

                            MEETING FUTURE POWER NEEDS


    The Company's strategy for meeting customers' present and future energy needs consists of three components: supply-side resources, demand-side resources and purchased power resources. To assist in determining the optimal combination of these three resources, the Company uses an integrated resource planning process. The goal is to provide adequate and reliable electricity in an environmentally responsible, cost-effective manner. As customers elect to procure generation from other suppliers, as two of the Company's wholesale customers have indicated they will do beginning in 1997, the Company will no longer be obligated to plan for the future generation needs of those customers.

    The Company has completed the construction of a combustion turbine facility in Lincoln County, North Carolina, to provide capacity at periods of peak demand. The station consists of 16 combustion turbines with a total generating capacity of 1,200 megawatts. During 1995, twelve units of the Lincoln Combustion Turbine Station began commercial operation. The last four units began commercial operation in the first quarter of 1996.

    The purchase of capacity and energy is also an integral part of meeting future power needs. As of January 1, 1997, the Company has 329 megawatts of firm purchased capacity from other generators of electricity under contract, including 91 megawatts from qualifying facilities.

    In 1995, the Company issued two requests for proposals (RFP) to solicit both short-term and long-term competitive bids to provide future electric generating capacity resources. After review of all the bids, the Company selected a short-term bid from PECO Energy Co. of Philadelphia. The agreement gives the Company the option to purchase up to 250 megawatts of capacity during the summer months of 1998 through 2001. Contract arrangements between the parties were finalized on August 1, 1996. The long-term RFP was closed and no bids were accepted.

    Demand-side management programs benefit the Company and its customers by providing cost-effective energy efficiency, providing for load control through interruptible control features, shifting usage to off-peak periods and increasing strategic sales of electricity. The November 1991 rate orders of the NCUC and the PSCSC provided for recovery in rates of a designated level of costs for demand-side management programs and allowed the deferral for later recovery of certain demand-side management costs that exceed the level reflected in rates, including a return on the deferred costs. The May 1996 rate rider in South Carolina included an increment for demand-side management cost recovery. (For additional information on the South Carolina rate rider, see "Liquidity and Resources-Duke Power Company Rate Matters.") The Company ultimately expects recovery through rates of associated deferred costs, not to exceed $75 million including deferred returns in the North Carolina retail jurisdiction. The annual costs deferred, including the return, were approximately $9 million and $2 million in North Carolina and South Carolina, respectively, in 1996 and $16 million and $11 million in North Carolina and South Carolina, respectively, in 1995. As of December 31, 1996, the balance of deferred demand-side management costs as presented on the Consolidated Balance Sheets in "Other deferred debits" is $67 million and $40 million in North Carolina and South Carolina, respectively.



                                CURRENT ISSUES


    While the Company improved its financial performance in 1996 compared to 1995, its ability to maintain and improve its current level of earnings will depend on several factors. As the electric industry becomes increasingly competitive, the Company's ability to control costs will be an important factor in maintaining a pricing structure that is both attractive to customers and profitable to the Company. Wheeling of third-party energy to a retail customer is not generally allowed in the Company's service territory. However, there are discussions and events at the national level and within certain states regarding retail competition which could result in changes in the industry. On April 24, 1996, the FERC issued its final rules on open-access transmission, providing energy suppliers with opportunities to sell and deliver capacity and energy at market-based prices. (For additional information on competition, see "Current Issues-Competition.") Management cannot predict the outcome of these matters and their impact, if any, on the Company's financial position and results of operation. The Company is focusing on providing competitive prices to its industrial customers, as well as to wholesale customers who have access to alternative sources of energy. Other significant factors impacting the Company's future earnings levels include continued economic growth in the Piedmont Carolinas, the success of the Company's subsidiaries and diversified activities, and the outcome of various legislative and regulatory actions.


    PROPOSED MERGER WITH PANENERGY CORP. On November 25, 1996, the Company and PanEnergy Corp announced a proposed stock-for-stock transaction creating an integrated energy company. Upon consummation of the merger, PanEnergy will be a wholly owned subsidiary of the Company, and the Company's name will be changed to Duke Energy Corporation. The transaction is expected to close by December 31, 1997, subject to approval of the shareholders of both companies and all applicable regulatory approvals. The shareholders of each company will vote on the proposed merger at their annual meetings, which are scheduled for April 24, 1997 for both companies. Applications for regulatory approval were filed with the NCUC and the PSCSC on December 19, 1996, and with the FERC on February 3, 1997. Regulatory proceedings are expected to be successfully completed by year-end 1997. In connection with the transaction, each share of PanEnergy common stock will be converted into 1.0444 shares of common stock of the Company. The transaction will be accounted for as a pooling of interests. Further details about the proposed acquisition are provided in the Company's report on Form 8-K, filed with the Securities and Exchange Commission on December 9, 1996, and in the Joint Proxy-Prospectus provided to shareholders in connection with the Company's annual meeting. Unless otherwise indicated, all information presented herein relates to the Company only and does not take into account the proposed merger with PanEnergy.


    RESOURCE OPTIMIZATION. The Company has been engaged in a concentrated effort to more efficiently and effectively use its resources through better work practices. In 1995, the Company offered to certain employees an Enhanced Vested Benefits program (EVB) which gave targeted employees, who left the Company, an enhanced vested retirement package and the Company's standard severance pay based on years of service. This program resulted in the elimination of approximately 900 positions during 1996. During 1994, the Company offered an Enhanced Voluntary Separation program (EVS) which gave most employees the option of leaving the Company for a lump-sum payment and the Company's standard severance pay based on years of service. This program resulted in the departure of approximately 1,300 employees in 1994. Implementing various efficiency practices has resulted in streamlined work flows and provided the opportunity for work force reduction programs such as EVB and EVS.

                              Full-time Employees

                                                  1996      1991
Duke Power electric operations                   15,002    18,187
Subsidiaries and diversified businesses           2,724       364
Total                                            17,726    18,551


    The increase in workforce of subsidiaries and diversified businesses is commensurate with the growth in their business opportunities.


    NUCLEAR DECOMMISSIONING COSTS. Estimated site-specific nuclear decommissioning costs, including the cost of decommissioning plant components not subject to radioactive contamination, total approximately $1.3 billion stated in 1994 dollars based on decommissioning studies completed in 1994. This amount includes the Company's 12.5 percent ownership in the Catawba Nuclear Station. The other joint owners of the Catawba Nuclear Station are responsible for decommissioning costs related to their ownership interests in the station. Such estimates presume each unit will be decommissioned as soon as possible following the end of its license life. Although subject to extension, the current operating licenses for the Company's nuclear units expire as follows:
Oconee 1 and 2 - 2013, Oconee 3 - 2014; McGuire 1 -2021, McGuire 2 - 2023; and Catawba 1 - 2024, Catawba 2 - 2026.

    In accordance with a 1988 Nuclear Regulatory Commission order, during 1996, the Company expensed approximately $56 million which was contributed to the external funds and accrued an additional $2 million to the internal reserve. The balance of the external funds as of December 31, 1996, was $363 million. The balance of the internal reserve as of December 31, 1996, was $208 million and is reflected in accumulated depreciation and amortization on the Consolidated Balance Sheets.

    Both the NCUC and the PSCSC have granted the Company recovery of estimated decommissioning costs through retail rates over the expected remaining service periods of the Company's nuclear plants. Decommissioning costs being recovered through rates, invested at assumed after-tax earnings rate of 5.5 percent to 5.9 percent, are sufficient to provide for the estimated cost of decommissioning.

    As required under the Nuclear Waste Policy Act of 1982, the Company entered into a contract with the U.S. Department of Energy (DOE) under which the DOE agreed to dispose of the Company's spent nuclear fuel. The DOE has announced that the department anticipates a delay in accepting the waste materials on the contract date of January 31, 1998. The Company has joined with 35 other utilities in a lawsuit attempting to force the DOE to meet its obligations as called for in the contract. While it is uncertain what interim storage will be provided by the DOE due to its inability to meet the contract date, the Company has satisfactory plans in place to provide storage of spent nuclear fuel if the DOE cannot accept it.


    ENVIRONMENTAL ISSUES. The Company is subject to federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal, and other environmental matters. The Company was an operator of manufactured gas plants until the early 1950s. The Company has entered into a cooperative effort with the State of North Carolina and other owners of certain former manufactured gas plant sites to investigate and, where necessary, remediate these contaminated sites. The State of South Carolina has expressed interest in entering into a similar arrangement. The Company is considered by regulators to be a potentially responsible party and may be subject to liability at four federal Superfund sites. While the cost of remediation of these sites may be substantial, the Company will share in any liability associated with remediation of contamination at such sites with other potentially responsible parties. Management is of the opinion that resolution of these matters will not have a material adverse effect on the results of operations or financial position of the Company.


    THE CLEAN AIR ACT AMENDMENTS OF 1990. The Clean Air Act Amendments of 1990 require a two-phase reduction by electric utilities in the aggregate annual emissions of sulfur dioxide and nitrogen oxide by the year 2000. The Company currently meets all requirements of Phase I. The Company supports the national objective of clean air in the most cost-effective manner and has already reduced emissions through the use of low-sulfur coal in its fossil plants, efficient plant operations and by using nuclear generation. The sulfur dioxide provisions of the Act allow utilities to choose among various alternatives for compliance. To meet the Phase II requirements by 2000, the Company's current strategy includes the use of lower sulfur coal, emission allowance purchases, low nitrogen oxide burners and emission monitoring equipment. A one-time cost associated with bringing the Company into compliance with the Act could range from $94 million to $260 million. Additional operating expenses of approximately $25 million will be incurred for fuel premiums and emission allowance purchases each year after 2000. This strategy is contingent upon developments in the emissions allowance market, lower sulfur coal premiums, future regulatory and legislative actions, and advances in clean air technology.


    STRESS CORROSION CRACKING. Stress corrosion cracking (SCC) has occurred in the steam generators of Units 1 and 2 at the McGuire Nuclear Station and Unit 1 at the Catawba Nuclear Station. Catawba Unit 2, which has certain design differences and came into service at a later date, has not yet shown the degree of SCC which has occurred in McGuire Units 1 and 2 and Catawba Unit 1. It is, however, too early in the life of Catawba Unit 2 to determine the extent to which SCC may be a problem. Although the Company has taken steps to mitigate the effects of SCC, the inherent potential for future SCC in the McGuire and Catawba steam generators still exists. The Company planned for the replacement of steam generators at three units that have experienced SCC and purchased the replacement steam generators from Babcock & Wilcox International. Replacement of the steam generators at Catawba Unit 1 was successfully completed at a lower cost than projected on October 4, 1996, after a 115-day outage that included replacement work and other maintenance. Steam generator replacement in both McGuire units is scheduled for completion during 1997. The Catawba Unit 2 steam generators have not been scheduled for replacement. Steam generator replacement at each McGuire unit is expected to take approximately four months and cost approximately $170 million, excluding the cost of replacement power. Stress corrosion problems are excluded under the Company's nuclear insurance policies.

    The Company, in connection with its McGuire and Catawba stations and on behalf of the other joint owners of the Catawba Station, began a legal action in 1990, alleging that Westinghouse Electric Corporation knowingly supplied to the McGuire and Catawba stations steam generators that were defective in design, workmanship and materials, requiring replacement well short of their stated design life. The lawsuit was settled in 1994. While the court order does not allow disclosure of the terms of the settlement, the Company believes the litigation was settled on terms that provided satisfactory consideration to the Company and will not have a material effect on the Company's results of operations or financial position.

    COMPETITION. The Energy Policy Act of 1992 (EPACT) and the FERC's subsequent rulemaking activities are major drivers towards a more competitive market for electric generation. EPACT reformed provisions of the Public Utility Holding Company Act of 1935 (PUHCA) and Part II of the Federal Power Act to remove certain barriers to competition for the supply of electricity. For example, EPACT allows utilities to participate in the development of independent electric generating plants in the United States for sales to wholesale customers, as well as to contract for utility projects internationally, without becoming subject to regulation under PUHCA as an electric utility holding company. In addition, EPACT permits the FERC to order transmission access for third parties to transmission facilities owned by another entity so that energy suppliers can sell to wholesale customers wherever they are located. It does not, however, permit the FERC to issue an order requiring transmission access to retail customers.

    The FERC, responsible in large measure for implementation of the EPACT, has moved vigorously to implement its mandate, interpreting the statute broadly in issuing orders for third-party transmission service and issuing a number of rules of general applicability. On April 24, 1996, the FERC issued its Order Numbers 888 and 889, which established the final form of transmission tariff to provide comparable service to all users of a utility's transmission system.

    Open-access transmission for wholesale customers as defined by the FERC's final rules provides energy suppliers, including the Company, with opportunities to sell and deliver capacity and energy at market-based prices. Engaging in such transactions may result in improved utilization of the Company's existing assets. In addition, such access provides another supply option through which the Company can buy capacity and energy at attractive rates, influencing its competitive price position. However, sales to existing wholesale customers of the Company may continue to be impacted by open access either due to competitive pressure on the wholesale price of electricity, or the potential loss of sales as wholesale customers seek other options to meet their capacity and energy requirements at market-based prices. (For additional information about sales to wholesale customers, see "Liquidity and Resources-Duke Power Company Rate Matters," and Note 3, "Notes to Consolidated Financial Statements.")
Wholesale sales represented approximately 8.8 percent of the Company's total kilowatt-hour sales in 1996. Supplemental sales to the other joint owners of the Catawba Nuclear Station comprised the majority of such sales. Such supplemental sales will continue to decline in 1997 as a result of the retention of larger portions of ownership entitlement by the other joint owners. (For additional information on Catawba joint ownership, see Note 3, "Notes to the Consolidated Financial Statements.")

    In early 1995, prior to issuance of the FERC's Notice of Proposed Rulemaking, the Company and certain of its affiliates filed three applications with the FERC, all of which were designed to enable effective participation in the competitive environment of the changing electric utility industry. Duke Power filed an

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application for permission to sell at market-based rates up to 2,500 megawatts of capacity and energy from its own assets. Two of the Company's affiliates, Duke Energy Marketing Corp. (DEMC) and Duke/Louis Dreyfus L.L.C. (D/LD), filed applications with the FERC to become power marketers. All of the applications were supported by transmission tariffs which complied with then-applicable FERC standards and established the rates, terms and conditions for transmission service to third parties on the Company's transmission system. Late in 1995, the FERC granted the applications of Duke, DEMC, and D/LD; accepted Duke's transmission tariffs; and ordered a hearing on the rates to be charged for service under those tariffs. On July 9, 1996, in compliance with the standards and schedules set forth in Order Number 888, the Company filed a pro forma open access transmission tariff complying with the requirements of the FERC's final rules. Such a filing was required of all transmission-owning utilities subject to the FERC's jurisdiction. The Company also filed on that date a proposed settlement in the proceeding earlier ordered by the FERC. The proposed settlement resolves all rate issues related to transmission services under Duke's tariff and contains the rates agreed upon under the settlement.
The settlement and the July 9, 1996 tariff filing remain subject to final FERC approval.

    Competition for retail customers is not generally allowed in the Company's service territory. However, there are discussions and events at the national level and within certain states, including North and South Carolina, regarding retail competition which could result in changes in the industry. Such changes, should they occur, could impact all entities owning generation, including the other joint owners of the Catawba Nuclear Station.

    Currently, the electric utility industry is predominantly regulated on a basis designed to recover the cost of providing electric power to its retail and wholesale customers. If cost-based regulation were to be discontinued in the industry, for any reason, including competitive pressure on the cost-based prices of electricity, profits could be reduced and utilities might be required to reduce their asset balances to reflect a market basis less than cost. Discontinuance of cost-based regulation would also require affected utilities to write off their associated regulatory assets. The regulatory assets of the Company are classified as "Deferred debits" on the Consolidated Balance Sheets. Substantially all of the "Deferred debits" are regulatory assets. Management cannot predict the potential impact, if any, of these competitive forces on the Company's future financial position and results of operations. However, the Company continues to position itself to effectively meet these challenges by maintaining prices that are locally, regionally and nationally competitive.


    COMMITMENTS AND CONTINGENCIES. The Company is involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business, some of which may involve substantial amounts. Where appropriate, the Company has made accruals in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies," in order to provide for such matters. Management is of the opinion that the final disposition of these proceedings will not have a material adverse effect on the results of operations or the financial position of the Company.

    SUBSIDIARIES AND DIVERSIFIED OPERATIONS.The Company continues to aggressively pursue both domestic and international diversified business opportunities that are synergistic with the Company's core business to provide additional value to the Company's shareholders. Among the Company's current industry pursuits are ownership of electric power facilities, energy marketing, real estate, communications, engineering consulting and various energy services. Although these opportunities are primarily concentrated in areas that utilize the Company's expertise, they present different and potentially greater risks than does the Company's core business. The Company only pursues opportunities in which the expected returns are commensurate with the risks and makes efforts to mitigate such risks. The Company undertakes a continuous evaluation of the various lines of business it may enter or exit, with the objective of enhancing shareholder value and managing any associated risk.

    Domestically, non-electric property of the Company's subsidiaries and diversified activities was $404 million and $335 million at December 31, 1996 and 1995, respectively. The Company had equity investments in affiliates, which own assets within the United States, of $82 million and $58 million at December 31, 1996 and 1995, respectively.

    Internationally, the Company had equity investments in affiliates, which own generation and transmission facilities, of $107 million and $105 million at December 31, 1996 and 1995, respectively. Additionally, the Company, through its non-regulated subsidiaries, had loaned $3 million and $23 million to certain of these affiliates at December 31, 1996 and 1995, respectively.

    The Company's subsidiaries and diversified activities contributed $51 million to net income in 1996 compared with $54 million in 1995 and $52 million in 1994. From 1994 to 1996, increased developed lot and land sales, and engineering services and construction fees generated additional income. These increases were offset by personal communications services joint venture start-up losses and a provision for an investment in a plant in Argentina.

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